Exhibit 10.1
Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “* * *” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.
FOURTH AMENDMENT AGREEMENT
     This Amendment Agreement is made effective May 5, 2010 (the “Effective Date”) by and among Albert Einstein College of Medicine of Yeshiva University, a Division of Yeshiva University, a corporation organized and existing under the laws of the State of New York, having an office and place of business at 1300 Morris Park Avenue, Bronx, New York 10461 (“AECOM”), Industrial Research Ltd., a company organized and existing under the laws of New Zealand, having an office and place of business at Gracefield Research Centre, Gracefield Road, P.O. Box 31-310, Lower Hutt, New Zealand (“Industrial”) (AECOM and Industrial are collectively referred to herein as “Licensors”), and BioCryst Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware having an office and place of business at 2190 Parkway Lake Drive, Birmingham, Alabama 35244 (“Licensee”).
Statement
     Licensors and Licensee are parties to a License Agreement dated June 27, 2000, as amended by a First Amendment Agreement effective July 26, 2002, a Second Amendment Agreement effective April 15, 2005 and a Third Amendment Agreement effective December 11, 2009 (collectively “the License Agreement”), and now wish to further amend the License Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants contained in the License Agreement and in this Fourth Amendment Agreement and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.	The first sentence of paragraph 1.05 of the License Agreement is hereby amended to delete the word “royalties”.
2.	The last sentence of paragraph 1.05 of the License Agreement is hereby amended to read in its entirety as follows:
Notwithstanding the foregoing, Net Proceeds does not include (i) Contract Research or (ii) consideration, in any form, received by Licensee or its Affiliates as a result of the commercial sale or other similar disposition of Licensed Products by a Sublicensee (clause (ii) is hereinafter referred to as “Sublicensee Royalties”).
3.	Paragraph 6.02 of the License Agreement is hereby amended to read in its entirety as follows:
6.02	(a) Licensee shall pay to Licensors *** percent (***%) of Net Proceeds; provided, however, that Licensee shall pay to Licensors *** percent (***%) of Net Proceeds received by Licensee under the License and Development Agreement dated as of February 1, 2006 by and between Licensee and Mundipharma International Corporation Limited (as assignee of Mundipharma International Holdings Limited).

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “* * *” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.
(b)	Licensee shall pay to Licensors *** percent (***%) of Sublicensee Royalties.
(c)	Any payments due to be paid by Licensee to Licensors under paragraph 6.02(a) may be made either in cash or, at the sole option of Licensee, in Qualified Licensee Shares or a combination of cash and Qualified Licensee Shares. Any such Qualified Licensee Shares shall be subject to the terms of Sections 6 and 8 hereof. Any Qualified Licensee Shares issued under paragraph 6.02(a) shall be valued based on the Volume Weighted Average Price of such shares determined as of the date payment is due under paragraph 7.02 of the License Agreement. Notwithstanding the foregoing, unless otherwise agreed to by the parties, Licensee shall not be permitted to issue Qualified Licensee Shares (i) to the extent that the number of Qualified Licensee Shares to be issued would exceed six (6) times the average daily trading volume of Licensee’s common stock for the twenty (20) consecutive trading days ending on the trading day immediately before the date such Qualified Licensee Shares are to be issued or (ii) if Licensee does not meet the eligibility requirements for continued listing on the applicable Trading Market (as defined below).
4.	As soon as reasonably practicable following the Effective Date, but in no event later than five (5) days thereafter, Licensee shall issue to Licensors a number of Qualified Licensee Shares (the “Securities”) with a total value of Six Million Dollars ($6,000,000), half of which shall be issued to each of the Licensors through separate brokerage accounts at Morgan Stanley to be established on behalf of and in the name of each of the Licensors at Licensee’s expense. Any Qualified Licensee Shares issued under this Section 4 shall be valued based on their Volume Weighted Average Price as of the Effective Date.
5.	For the avoidance of doubt, Licensee shall pay the Licensors in cash, and not in shares of its common stock, pursuant to paragraph 6.02(a) of the License Agreement, as amended hereby, and Section 4 hereof, to the extent such shares do not constitute Qualified Licensee Shares.
6.	Each Licensor hereby agrees (with respect to itself only, and not the other Licensor) that, without the prior written consent of Licensee, it will not, during any trading day, (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of more than an amount of the Securities equal to fifteen percent (15%) of the average daily trading volume of Licensee’s common stock for the previous ten (10) trading days, whether any such transaction described in

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “* * *” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.
clause (a) or (b) above is to be settled by delivery of such Securities, in cash or otherwise. Licensee agrees that a Licensor may engage in a transaction in excess of that permitted by the foregoing sentence up to the cumulative amount permitted to be sold by the Licensors collectively on a specific trading day in the event that the other Licensor has not engaged and has represented to Licensee that it will not engage in a transaction with respect to the Securities on that same trading day.
7.	Each Licensor represents that it is not relying upon any representations, warranties or prior or contemporaneous disclosures by Licensee, express or implied, except as otherwise expressly provided herein and in any instruments of transfer for any shares of the Licensee’s common stock issued hereunder, and, except as may be expressly provided in the License Agreement, Licensors specifically do not request, desire or require Licensee to make any other representations, warranties or disclosures, or to update or supplement any prior disclosures whatsoever with respect to any Qualified Licensee Shares or Licensee, Licensee’s operations, financial position or performance, future plans or business or any other matter. Each Licensor is freely making the decision to renegotiate the original terms of the License Agreement and to accept modified payment terms, as described in paragraph 6.02 of the License Agreement, in exchange for the Securities for its own reasons and based upon its own analysis and is fully satisfied with these terms.
8.	Licensee hereby agrees to pay reasonable and customary brokerage commissions incurred by each of the Licensors in connection with subsequent sales or other dispositions of any shares of its common stock issued to the Licensors hereunder; provided however, that Licensee shall have no obligation to pay for the portion of any brokerage commissions in excess of 1.5% of the sale price of such shares sold in any transaction other than a direct market sale by Licensor.
9.	As used herein, the following Capitalized terms shall have the following meanings:
(a)	“Qualified Licensee Shares” shall mean shares of Licensee’s common stock that are (i) issued pursuant to an effective registration statement under the Securities Act of 1933, as amended, and (ii) listed or quoted for trading on the NASDAQ Global Market, the NASDAQ Global Select Market or the New York Stock Exchange (each, a “Trading Market”).
(b)	“Volume Weighted Average Price” means, for the applicable date, the price determined by the average of the daily volume weighted average price of the common stock of Licensee for the twenty (20) consecutive trading days ending on the trading day immediately before the applicable date on the applicable Trading Market as reported by Bloomberg L.P., based on a trading day from 9:30 a.m. to 4:02 p.m. (New York City time).

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “* * *” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.
10.	The applicable provisions of this Fourth Amendment Agreement shall be deemed to be incorporated into the License Agreement in full and to be an integral part thereof as though fully set forth therein. With the exception of the above amendments, all other provisions of the License Agreement shall remain in full force and effect.
11.	This Fourth Amendment Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.
[Signature Page Follows]

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “* * *” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.
     IN WITNESS WHEREOF, the parties hereto have entered into and executed this Fourth Amendment Agreement as of the date first above written.

ALBERT EINSTEIN COLLEGE		BIOCRYST
OF MEDICINE OF YESHIVA		PHARMACEUTICALS, INC.
UNIVERSITY

By:	/s/ John L. Harb	By:	/s/ Alane Barnes
	Name: John L. Harb		Name: Alane Barnes
	Title: Assistant Dean Scientific Operations		Title: General Counsel

INDUSTRIAL RESEARCH LTD.

By:	/s/ Shaun Coffey
Name: Shaun Coffey
Title: Chief Executive Officer